Exhibit 99.1

Contact:	Rich Barber Insightful Corporation 206-283-8802 investor@insightful.com

INSIGHTFUL ANNOUNCES OPERATING RESULTS FOR SECOND QUARTER 2004

Reports Profit and Growth

SEATTLE — September 9, 2004— Insightful Corporation (NASDAQ: IFULE), a leading provider of software solutions for analysis of numeric and text data, today announced financial results for the second quarter 2004.

Insightful reported revenues of $4.5 million for the second quarter of 2004, an increase of 3% over both first quarter 2004 and second quarter 2003 revenues of $4.3 million. Insightful reported net income of $0.3 million or $0.02 per share for the second quarter of 2004 compared to net income of $0.2 million or $0.02 per share in the first quarter of 2004 and net loss of $(0.4) million or $(0.04) per share for the second quarter of 2003 which included a $(0.1) million or $(0.01) per share loss from discontinued operations.

The cash balance at June 30, 2004 was $8.6 million compared to $7.2 million at March 31, 2004.

“We are pleased with our second quarter results,” said Jeff Coombs, president and CEO of Insightful. “Our profit and positive cash flow from operations was driven by a resurgence in our professional services business.”

“We showed a more balanced revenue blend between software and services,” Coombs continued. “While software license revenues were relatively flat year-over-year--bucking our recent trend of three consecutive quarters of year-over-year double digit growth--we are hopeful that increased training and consulting activity across a wider number of customers will fuel software license growth in coming quarters as we help our customers develop and deploy predictive analytics.”

Insightful Announces Q2 2003 Results	Page 2

Domestic Data Analysis

Total Data Analysis revenues, including software licenses, maintenance and professional services and other were $4.3 million in the second quarter of 2004 compared to $4.2 million in the first quarter of 2004 and the second quarter of 2003.

Text Analysis

Total text analysis revenues were $148,000 in the second quarter of 2004 compared to $164,000 in the first quarter of 2004 and $163,000 in the second quarter of 2003.

Quarterly Highlights:

  The Company has generated profits and positive cash flows from operations for three consecutive quarters.

  Second quarter 2004 professional services and other revenues increased to $1.0 million from $0.5 million in the first quarter of 2004 and $0.7 million in the second quarter of 2003.

  Total international data analysis revenues were $1.6 million in the second quarter of 2004 compared to $1.2 million in the second quarter of 2003 and $1.4 million in the first quarter of 2004.

  Total domestic data analysis revenues were $2.8 million in the second quarter of 2004 compared to $2.8 million in the first quarter of 2004 and $2.9 million in the second quarter of 2003.

  Second quarter 2004 software license revenues were $1.9 million, flat compared to $1.9 million generated in the second quarter of 2003. Software license revenues were $2.2 million in the first quarter of 2004.

  First half 2004 software license revenues were $4.0 million as compared to $3.7 million for the first half of 2003.

  The Company announced the release of S+ArrayAnalyzer™ 2.0, a statistically robust and highly adaptable microarray analysis software product that complements the company’s popular S-PLUS® data analysis platform.

  Some of the Company’s second quarter customers were Amgen, the FAA, GMAC, Merck, Pfizer, Pioneer, Verizon and others.

Insightful Announces Q2 2003 Results	Page 3

The company expects to file its quarterly report with the SEC on Form 10-Q tomorrow. Its filing was delayed due to the resignation if its independent auditor in June. Insightful subsequently hired a new Chief Financial Officer and engaged Moss Adams LLP as its new certifying accountant.

Forward Guidance:

  For the third quarter of 2004, the Company expects to show revenue growth over the same quarter last year.

  For the third quarter of 2004, earnings are expected to be in a small range around breakeven.

  The Company expects to show approximately 5% revenue growth for the year, at the low end of the range discussed earlier in the year.

  The Company expects to be profitable for the full year 2004.

ABOUT INSIGHTFUL

Insightful Corporation (NASDAQ:IFULE) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numeric and text data.

Insightful products include S-PLUS®, S-PLUS Server®, Insightful Miner™, and InFact®. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions.

The company has been delivering industry-leading, high-ROI solutions for 17 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

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NOTE TO INVESTORS: FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about the, statements about increased training and consulting activity across a wider number of customers, statements about the market demand for our S-PLUS product family and other statements about the expected growth of our business. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "predict", "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not

Insightful Announces Q2 2003 Results	Page 4

forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include, but are not limited to, the risk that our services business does not grow as expected, the risk that market demand for our S-PLUS product family does not grow as expected, the risk that we are unable to meet any growth in such demand, and the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" described in our most recent periodic report for on form 10-Q. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Insightful undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2004	December 31, 2003

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,552	$7,139
Accounts receivable, net	2,276	3,210
Other receivables	622	726
Prepaid expenses and other current assets	444	422

Total current assets	11,894	11,497
Property and Equipment, net	669	984
Purchased Technology, net	1,520	--
Goodwill and Other Intangibles, net	800	800
Other Assets	54	175

	$14,937	$13,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$129	$129
Accounts payable	1,228	914
Accrued expenses and other current liabilities	1,856	2,762
Deferred revenue	5,346	5,633

Total current liabilities	8,559	9,438
Long-term debt, less current portion	96	161
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value—
Authorized—1,000,000 shares
Issued and outstanding—none	--	--
Common stock, $0.01 par value—
Authorized—20,000,000 shares
Issued and outstanding—12,311,475 and 11,474,444 shares at June 30, 2004 and	123	115
December 31, 2003, respectively
Additional paid-in capital	36,170	34,319
Accumulated deficit	(29,929)	(30,454)
Cumulative translation adjustment	(82)	(123)

Total stockholders’ equity	6,282	3,857

	$14,937	$13,456

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	Three Months Ended

	June 30, 2004	June 30, 2003

Revenues:
Software licenses	$1,851	$1,908
Software maintenance	1,621	1,720
Professional services and other	1,005	702

Total revenues	4,477	4,330

Cost of Revenues:
Software related	448	534
Professional services and other	572	754

Total cost of revenues	1,020	1,288

Gross profit	3,457	3,042

Operating Expenses:
Sales and marketing	1,659	1,810
Research and development	1,241	1,767
Less—Funded research	(777)	(1,112)

Research and development, net	464	655
General and administrative	1,019	867

Total operating expenses	3,142	3,332

Income (loss) from operations	315	(290)
Other income (expense), net	2	10

Income (loss) before income taxes	317	(280)
Income tax expense	(17)	(20)

Income (loss) from continuing operations	300	(300)
Loss from Discontinued Operations, net of tax	--	(137)

Net income (loss)	$300	$(437)

Basic and diluted net income (loss) per share - continuing operations	$0.02	$(0.03)

Basic and diluted loss per share - discontinued operations	$--	$(0.01)

Basic and diluted net income (loss) per share	$0.02	$(0.04)

Weighted Average Number of Common Shares Outstanding:	12,238	11,404

- Basic
- Diluted	13,207	11,404